AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 (the “Amendment”) dated as of June 15, 2005, is between Bank of America, N.A. (the “Bank”) and Cohu, Inc. (the “Borrower”).

RECITALS

A. The Bank and the Borrower entered into a certain Loan Agreement dated as of June 28, 2004 (together with any previous amendments, the “Agreement”).

B. The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

(a)	In paragraph number 1.2, entitled “Availability Period,” the date July 1, 2005 is changed to July 1, 2006.

(b)	In paragraph number 6.3, entitled “Tangible Net Worth,” the amount “One Hundred Sixty Million Dollars ($160,000,000)” is changed to “One Hundred Eighty Million Dollars ($180,000,000).”

(c)	Paragraph number 6.5 is hereby amended to read in its entirety as follows:

“6.5 Profitability. To maintain on a consolidated basis a positive net income before taxes and extraordinary items for each annual accounting period.”

(d)	Paragraph number 6.6, entitled “Capital Expenditures” is hereby deleted in its entirety.

3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers.

4. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

5. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

6. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Borrower:
Cohu, Inc.	Bank:
By: /s/ John H. Allen John H. Allen, Vice President/Finance and Chief Financial Officer	Bank of America, N.A. By: /s/ Gordon W. Wiens Gordon W. Wiens, Senior Vice President